EXHIBIT 1.A.5(i)

               [LIFE INVESTORS INSURANCE COMPANY OF AMERICA LOGO]
                   LIFE INVESTORS INSURANCE COMPANY OF AMERICA
    Home Office located at: 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

                                 A Stock Company
                  (Hereafter called the Company, we, our or us)

                DISABILITY INCOME/WAIVER OF PREMIUM BENEFIT RIDER

This extra benefit rider, attached to and made part of the policy, provides as described below a disability income benefit and waiver of premium benefit in the event of total and permanent disability.

We agree to pay the Disability Income Benefit shown on page 3 and to waive the Waiver of Premium Amount shown on page 3 when we receive proof of the following:

1.       That the Insured is totally and permanently disabled.

2.       That the disability began while this rider was in force.

3. That the disability has lasted continuously for at least six months during the Insured's lifetime.

4. That the disability began prior to the policy anniversary following the Insured's 60th birthday.

WAIVER OF PREMIUM AMOUNT
We will waive monthly, 1/12 of the annual Waiver of Premium Amount shown on page 3 while the Insured is totally and permanently disabled. No premium will be waived the due date of which is more than one year prior to our receipt at the home office of written notice and proof of the Insured's disability.

When you claim waiver of premiums, you are to pay premiums for at least six months or until we approve the claim. If we waive a premium that has been paid, we will refund it, or include it in the proceeds payable under the policy.

If total and permanent disability begins in the grace period of an unpaid premium, we will not waive that premium.

POLICY BENEFITS CONTINUE
Benefits under the policy will be the same as if the Waiver of Premium Amount had been paid in cash. This rider will not affect the Guaranteed Value Options or the Table of Guaranteed Values in the policy, if any.

DISABILITY INCOME BENEFIT
During the period that the Waiver of Premium Amount is paid, we will pay to you monthly, 1/12 of the annual Disability Income Benefit shown on page 3.

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DEFINITION OF TOTAL AND PERMANENT DISABILITY
Disability shall be considered to be total when the Insured is unable to gainfully perform the major duties of his or her regular occupation.

During the first two years of disability, occupation means the Insured's occupation at the time disability began. The Insured's occupation includes attending school or college as a full time student.

After the first two years of disability, occupation means any occupation for which the Insured is reasonably suited by education, training or experience.

Such total disability shall be presumed to be permanent (but only for the purpose of determining the commencement of liability hereunder) when it is present and has existed continuously for not less than six consecutive months. If the total disability begins while the Insured is retired or temporarily unemployed, the word "occupation" means the last regular occupation at which the Insured was gainfully employed on a full time basis before the injury or sickness started.

PRESUMED DISABILITIES
We will consider the total and permanent loss of any of the following as a total and permanent disability even though the Insured engages in an occupation:

1.       The sight of both eyes.

2.       The use of both hands or both feet.

3.       The use of one hand and one foot.

NOTICE AND PROOF
Before we pay the Disability Income Benefit and waive any Waiver of Premium Amount, we must receive at our home office written notice and due proof of the total and permanent disability. The notice and proof must reach us:

1.       While the Insured is living; and

2.       While the Insured is totally and permanently disabled; and

3. Not later than one year after the due date of any premium that is to be waived; and

4.       Before the policy anniversary following the Insured's 60th birthday.

However, these time limits will not apply if we are satisfied that notice (or proof) was given as soon as reasonably possible. At reasonable intervals, we can require due proof that the total and permanent disability is continuing. If proof is not given, all benefits will cease. After the first two years of total and permanent disability, we will not require proof more often than once a year.

As part of due proof, we, at our own expense, shall have the right to have the Insured examined by doctors of our choice.

DISABILITIES NOT COVERED
We will not provide benefits under this rider if the Insured's disability results from:

1.       War, declared or undeclared, or

2.       The Insured's military services or any country at war, or

3.       Intentionally self-inflicted injury.

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THE CONTRACT
In this rider "policy" means the policy in which you have requested that this rider be included. "Page 3" means page 3 of the policy.

This rider is issued in consideration of the application and the payment of premiums as provided. The amount of premium and the premium-paying period for this rider are shown on page 3.

The Insured is the person shown as the Insured on page 3.

This rider is a part of the policy. All provisions of the policy which are not inconsistent with the provisions of this rider apply to this rider.

RIDER DATE
Rider months, years and anniversaries are measured from the rider date. The rider date is the policy date unless a different rider date is shown in an endorsement attached to the policy. When used in the rider, "effective date" means the rider date.

INCONTESTABILITY
This rider is subject to the incontestability provisions of the policy. However, the contestable period shall as far as this rider is concerned, be measured from the date of issue of this rider.

TERMINATION
This rider will terminate at the earliest of the following dates:

1. Unless the Insured is totally and permanently disabled, the policy anniversary following the Insured's 60th birthday. In which case the disability income and waiver of premium benefits shall continue no longer than the policy anniversary following the Insured's 65th birthday.

2.       The date the rider or the policy lapses for failure to pay a premium.

3. The date the policy becomes paid up, expires, matures as an endowment or otherwise terminates.

4. The date a Guaranteed Value Option under the policy, if any, becomes effective.

Any premiums on the policy falling due on or after the termination of this rider shall automatically be reduced by the premium for this rider.

You may terminate this rider by written request.

Termination will not affect any claim which may be made because of total and permanent disability which began prior to termination.

                        Signed for us at our home office.

           [Secretary Signature]              [President Signature]
               SECRETARY                           PRESIDENT

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